Exhibit 8.1

May 3, 2018

Seaspan Corporation

Unit 2, 2nd Floor Bupa Centre

141 Connaught Road West

Hong Kong

China

Re:	Seaspan Corporation Universal Shelf Registration Statement

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Seaspan Corporation (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the filing of the Company’s Registration Statement on Form F-3, dated as of the date hereof (as amended, the “Registration Statement”) and the two prospectuses (the “Prospectuses”) of the Company included in the Registration Statement, with the Securities and Exchange Commission (the “Commission”) for the offer and sale by the Company of the Company’s Class A common shares, preferred shares, convertible preferred shares, non-convertible debt securities, convertible debt securities, warrants and units and the offer and resale by the selling security holders identified in the Registration Statement of 2,514,996 Class A common shares of the Company, 1,986,449 Series D 7.95% Cumulative Redeemable Perpetual Preferred Shares of the Company and 38,461,539 Class A shares of the Company issuable pursuant to the exercise of warrants.

You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to prospective holders of your Common Shares and/or series D preferred shares. In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Universal Shelf Registration Statement, (ii) the certificate of the Company (the “Tax Certificate”), and (iii) such other documents, certificates, records, statements and representations made by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matters set forth in any of the foregoing.

In addition, we have assumed, with your permission, (i) that the statements and representations concerning the Company and its operations contained in the Universal Shelf Registration Statement, and the statements and representations contained in the Tax Certificate, are true, correct and complete and will remain true, correct and complete at all relevant times and (ii) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Universal Shelf Registration Statement, we hereby confirm our opinions set forth in the Universal Shelf Registration Statement under the heading “Material United States Federal Income Tax Considerations.”

We hereby consent to the discussion of this opinion in the Universal Shelf Registration Statement, to the filing of this opinion as an exhibit to the Universal Shelf Registration Statement and to the use of our name under the caption “Material United States Federal Income Tax Considerations” and in the Universal Shelf Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Universal Shelf Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP